PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 (604) 806 7000
Facsimile +1 (604) 806 7806

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form 20-F of our report dated June 27, 2003, except as to note 1, which is as of August 26, 2003 and note 20, which is as of November 25, 2003, relating to the financial statements of Kirkland Lake Gold Inc. for the years ended April 30, 2003 and 2002. We also consent to the reference to us under the heading “Statements of Experts” in Item 10 of this Registration Statement.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, BC, Canada

March 3, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.